Email Subject Line: Oil and Gas acreage and well
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                      holdings triple over last 15 months!
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             OIL & GAS INDUSTRY HAS SIGNIFICANT UPSIDE! LOOK AT HENI

                               HINTO ENERGY, INC.


        Market Data:
        Stock Ticker: HENI
        2013 ACRES: 15,000+
                   WELLS: 42
        Web Site:

Hinto Energy, Inc. (HENI) is a fully reporting Company engaged in the exploration, acquisition, and development of oil and gas properties. Hinto Energy, Inc. is actively seeking to acquire producing oil and gas properties, primarily in Rocky Mountain Basins that provide a rapid return of initial investment and add to the Company's oil and gas reserves.


        KEY HENI INVESTOR POINTS:

o Tripled oil and gas acreage and well holdings over the last 15 months and is focused on acquiring operating wells and leases that offer significant upside.

o Acquired a 95% working interest in 6 wells and approximately 1,160 leased acres in the Mason Lakes oil field in Musselshell, Montana in June, 2013.

o Acquired a 100% working interest in 9 wells and approximately 4,420 leased acres in the Uinta Basin at Cisco, Utah in June, 2013.

o The Company believes the acquired leases provide significant oil and gas production potential and space for drilling in excess of 50 additional oil and gas wells.

o    Completed a raise of $1 Million through existing HENI shareholders.

o Strong Management team - The Hinto Energy management team has over 50 years of oil and production experience. Management


        Hinto Energy is focused on creating long term shareholder value at moderate risk in the oil and gas industry. To sign up for HENI's mailing list and additional company news click on this link. You may also sign up by texting Hinto to 22828.

        Contact Information:
        Hinto Energy, Inc.
        Gary Herick, Vice President - Finance
        7609 Ralston Road
        Arvada, CO 80002
        (303) 647-4850 x2
        http://www.hintoenergy.com